Exhibit (h)(2)
FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT
between
ASSET MANAGEMENT FUND
and
THE NORTHERN TRUST COMPANY
November 1, 2009

(i)

FUND ADMINISTRATION AND
ACCOUNTING SERVICES AGREEMENT
          AGREEMENT made as of November 1, 2009 by and between Asset Management Fund (the “Fund” or the “Trust”), a Delaware statutory trust, and The Northern Trust Company (“Northern”), an Illinois corporation.
WITNESSETH:
          WHEREAS, the Fund is a Delaware statutory trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Fund wishes to retain Northern to provide fund accounting and administration services with respect to the Fund, and Northern is willing to furnish such services;
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
     1. APPOINTMENT. The Fund hereby appoints Northern to provide services for the Fund, as described hereinafter, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of this Agreement.
     2. REPRESENTATIONS AND WARRANTIES.
          (a) Northern represents and warrants to the Fund that:
               (i) Northern is a corporation, duly organized and existing under the laws of the State of Illinois;
               (ii) Northern is duly qualified to carry on its business in the State of Illinois;
               (iii) Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
               (iv) All requisite corporate proceedings have been taken to authorize

Northern to enter into and form this Agreement;
               (v) Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;
               (vi) no legal or administrative proceedings have been instituted or threatened which would impair Northern’s ability to perform its duties and obligations under this Agreement;
               (vii) Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern; and
               (viii) Northern has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) by the Fund and Northern, Northern will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review. Northern will provide the Fund with an annual report of each Material Compliance Matter (as defined in Rule 38a-l under the 1940 Act) that occurred since the date of the last report.
          (b) The Fund represents and warrants to Northern that:
               (i) the Fund is a statutory trust, duly organized and existing and in good standing under the laws of Delaware;
               (ii) the Fund is an investment company properly registered under the 1940 Act;
               (iii) the Fund has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;
               (iv) all requisite actions have been taken by the Fund to authorize the Fund to enter into and perform this Agreement;
               (v) no legal or administrative proceedings have been instituted or threatened which would impact the Fund’s ability to perform its duties and obligations under this Agreement; and
               (vi) the Fund’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.
     3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:
          (a) Actions of or on behalf of the Fund authorizing the appointment of Northern to provide certain services to the Fund and approving this Agreement;
          (b) the Fund’s governing documents, e.g., By-Laws, Trust Instrument, Operating Agreement, etc.;
          (c) The Fund’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Fund’s Prospectus and Statement of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;
          (d) Opinions of counsel, if any, and auditors’ reports; and
          (e) Such other agreements, certificates and documents as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.
     4. SERVICES PROVIDED.
          (a) Northern will provide the following services subject to the control, direction and supervision of the Fund or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Fund:
               (i) Fund Administration, and
               (ii) Fund Accounting.
A general description of each of the above services is contained in Schedules A and B, respectively, to this Agreement.
          (b) Northern will also:
               (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of

Northern);
               (ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;
               (iii) furnish equipment and other materials, which are necessary for provision of the services contemplated herein; and
               (iv) keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable. Northern agrees that all such records prepared or maintained by Northern relating to the services provided hereunder are the property of the Fund and will be preserved and maintained at the Fund’s expense, and will be made available upon request of the Fund.
     5. FEES AND EXPENSES.
          (a) As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall cause to be paid to Northern fees determined as set forth in The Omnibus Fee Agreement between the Fund and Northern dated as of November l, 2009.
          (b) The Fund may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.
          (c) Northern will bear its own expenses in connection with the performance of the services under this Agreement except as agreed to by the parties, Expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers and trustees; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal.
     6. DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.
          (a) Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator, and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.
          (b) Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement. Northern shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.
          (c) Subject to Northern performing its duties hereunder in accordance with the standards set forth in Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Fund shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:
               (i) any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;
               (ii) the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund including, without limitation, information, records, or documents from any prior provider of fund administration and/or fund accounting services to the Fund;
               (iii) the Fund’s refusal or failure to comply with the terms of this Agreement or the Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;
               (iv) the breach of any representation or warranty of the Fund hereunder;

               (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with members, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;
               (vi) the reliance on or the carrying out by Northern or its officers of agents of any instructions reasonably believed to be given by a duly authorized person, or requests of or by the Fund or recognition by Northern of any certificates which representing shareholder interests (if any) are reasonably believed to bear the signatures of the officers of the Fund and the countersignature of any transfer agent or registrar of the Fund;
               (vii) any delays, inaccuracies, errors in or omissions from information or data provided to Northern by data, corporate action pricing services or securities brokers and dealers;
               (viii) the offer or sale of securities by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;
               (ix) any failure of the Fund’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;
               (x) the failure of the Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations; and
               (xi) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern or the Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund, provided that each of such third parties was chosen by the Fund.
          (d) In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodian, officers and members, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Fund for any loss or expense caused by such reasonable reliance.
          (e) Northern shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees and expenses, payments,

expenses and liabilities directly arising out of or attributable to Northern’s refusal or failure to comply with the material terms of this Agreement; Northern’s breach of any material representation made by it herein; or Northern’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard of the duties specifically set forth in this Agreement.
          (f) The indemnifications contained hereunder shall survive the termination of this Agreement.
     7. CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Fund’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Fund.
     8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):
If to the Fund:
Asset Management Fund
230 W. Monroe Street
Chicago, Illinois 60606
Attention: Dan Ellenwood
Fax: 312-214-4149
If to Northern:
The Northern Trust Company

50 S. LaSalle Street
Chicago, Illinois 60603
Attention: Head of North American Global Fund Services
Fax: 312-444-5431
     9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement, Any waiver must be in writing signed by the waiving party.
     10. FORCE MAJEURE. Northern shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its members, or other third parties or for any failure or delay in performance of Northern’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Northern’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by Northern will not give the Fund the right to terminate this Agreement. The foregoing provisions shall not relieve Northern from any duty to act in accordance with the standard of care set forth in this Agreement in responding to an event of force majeure.
     11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.
     12. TERM. This Agreement shall become effective on the date indicated above. This Agreement shall continue in effect unless the Fund gives ninety (90) days written notice of termination to Northern or Northern gives one hundred eighty (180) days written notice of termination to the Fund. Notwithstanding the foregoing, if either of the parties hereto (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then in each case the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. In the defaulting party fails to cure such default within sixty (60) days of receipt of such notice or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) business days to the defaulting party. In the event of a termination by the Fund for cause, the

Fund shall not be obligated to pay the “Early Termination Fee” as defined in the Omnibus Fee Agreement.
     13. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
     14. ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.
     15. HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     16. GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.
     17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
     18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.
     19. TRUST PROVISIONS. The Fund and Northern agree that the obligations of the Fund under this Agreement shall not be binding upon any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund or of the appropriate series thereof. The execution and delivery of this Agreement have been duly authorized by the Fund and signed by an authorized officer of the Fund, acting as such, but neither such authorization by the Fund nor such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Trustees or by any officer or shareholder of the Fund individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund or of the appropriate series thereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

(CORPORATE SEAL)
     The undersigned, Dan Ellenwood, does hereby certify that he/she is the duly elected, qualified and acting Secretary of Asset Management Fund (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

SCHEDULE A
FUND ADMINISTRATON SERVICES
Northern Trust shall provide the following services, in each case, subject to the control, supervision and direction of the [Fund/Trust] and the Board of Trustees to the [Fund/Trust] and the review and comment by the [Fund/Trust’s] auditors and legal counsel and in accordance with procedures which may be established from time to time between the [Fund/Trust] and Northern Trust:
Description of Administration Services on a Continuous Basis:
Financial Reporting
•	Prepare and review semi-annual and annual financial statements

•	Prepare and assist with auditors’ supporting work papers, schedules and letters

•	Provide office facilities for audits

•	Prepare schedule of investments for Form NQ (quarterly reporting)

•	Assist in the preparation of Form N-SAR and N-CSR

•	Compile financial information required in a proxy if shareholder meetings are required

•	Assist in the preparation of Rule 24f-2 filing
Tax Reporting
•	Calculate and review declaration of income distributions for income and excise tax distribution requirements

•	Calculate and review declaration of capital gain distributions for income and excise tax distribution requirements

•	Compute tax basis provisions for both excise and income tax purposes

•	Maintain records of wash losses and ongoing impact on the tax basis of investments

•	Provide information for year-end shareholder tax reporting (Northern Trust shall not be responsible for 10/31/09 audits or financial statement reporting, however)

•	Calculate Dividends Received Deduction for corporate shareholders

•	Prepare tax footnotes for financial statements

•	Request and maintain Form W-9 for Trustees and vendors

•	Prepare, mail and file Form 1099-Misc for Trustees and vendors
Compliance Monitoring (post-trade)
•	Perform independent daily/weekly/monthly/quarterly compliance testing in support of SEC 40-Act Rules and Diversification requirements, Fund prospectus and SAI requirements, IRS Qualification Requirements, Hedge Fund Offering Memorandum requirements and any general investment guideline monitoring requested.

•	Prepare monthly/quarterly compliance reports to the CCO and reports for inclusion in quarterly board packages.

•	Monitor regulatory environment

A-1

•	Prepare trustee fee checks for Board members

•	Prepare monthly expense reporting package for the advisor
Performance Reporting
•	Calculate daily Fund performance information, including after-tax returns, as required

•	Provide customized total return reporting to advisor

•	Oversee daily, weekly and monthly NAV and performance dissemination to reporting agencies

•	Prepare and file monthly, quarterly and annual questionnaires with reporting agencies

•	Distribute dividend and capital gain information to reporting agencies

•	Assist in the dissemination of monthly and quarterly portfolio holdings to Morningstar, Lipper, Thomson and others

A-2

SCHEDULE B
FUND ACCOUNTING SERVICES
Northern Trust shall provide the following services, in each case, subject to the control, supervision and direction of the [Fund/Trust] and the Board of Trustees to the [Fund/Trust] and the review and comment by the [Fund/Trust’s] auditors and legal counsel and in accordance with procedures which may be established from time to time between the [Fund/Trust] and Northern Trust:
Description of Accounting Services on a Continuous Basis:
•	Maintain the books and records for the Fund’s assets in accordance of U.S. GAAP.

•	Verify and record investment buy/sell transactions and compare to trade tickets received from the investment adviser for the Fund.

•	Identify and record all corporate actions.

•	Execute security pricing in accordance with the Fund’s pricing policy

•	Accounting for portfolio transactions, income, expenses, capital share activity, and income/capital distributions within the Fund.

•	Maintain historical tax lots for each security.

•	Reconcile positions, entitlements, accruals, and cash with custody records. All breaks will be documented and provided on request.

•	Update and report cash availability as required by the Adviser with beginning cash balance available for investment purposes.

•	Calculation of the Fund’s Net Asset Value (NAV) according to deadlines.

•	Deliver Fund’s Net Asset Value (NAV) to appropriate parties through predetermined methods (Email, Electronic Transmission)

•	Create and deliver reporting package/s to appropriate parties on predetermined schedules.

•	Deliver Fund specific data to identified agencies. (NASDAQ, ICI, etc.)

B-l